Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fox Chase Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-138175 to be filed by Fox Chase Bancorp, Inc. of our report dated March 28, 2007, with respect to the consolidated statements of condition of Fox Chase Bancorp, Inc., and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Fox Chase Bancorp, Inc. and subsidiary.

Our report dated March 28, 2007, on the consolidated statements of condition of Fox Chase Bancorp, Inc., and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, refers to Fox Chase Bancorp, Inc.’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Post Retirement Plans, effective December 31, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2007